News Release                                                                   For Immediate Release
January 8, 2013
Contact:         Jeff Laudin
Phone:           402-963-1158
Fax:                402-963-1198

Richard P. Heyse Joins Valmont as Executive Vice President

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, announced today that Richard P. Heyse has joined Valmont as Executive Vice President. In late February, Mr. Heyse will succeed Terry J. McClain, Valmont’s CFO, who will be retiring after almost 40 years of service.

Richard Heyse has over 20 years of financial, engineering, and information technology   management experience. Mr. Heyse has held the role of CFO at WESCO International, a Fortune 500 company, as well as Innophos Holdings and Polyconcept. He holds a Bachelor of Science in Engineering from Purdue University and a Masters degree in Industrial Administration from Carnegie Mellon University.

            Commenting on the appointment, Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer said, “I am very pleased to welcome Richard to Valmont’s management team. His extensive leadership experience in key finance roles will benefit Valmont as we continue to develop our global markets.”

Added Mr. Heyse, “Valmont is a great company whose strategic focus has resulted in extraordinary growth and success. I look forward to being an active participant in helping to write the next chapter of its history.”

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statement. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.